Exhibit 99.1

  BSD MEDICAL'S 3D FOCUSED CANCER THERAPY SYSTEM TO TREAT GYN AT LEADING GERMAN
                                     CENTER

        SALT LAKE CITY, March 2 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that a new BSD-2000/3D system has been sold to the Schlossberg Clinic in Oberstaufen. The Schlossberg Clinic operates as a member of the Munich Comprehensive Cancer Center and under a clinical cooperation contract with the LMU Munich University Medical School at Klinikum Grosshadern, one of the most prominent clinical cancer research facilities in Germany. The Schlossberg Clinic is preparing for the grand opening on April 15-16, when leading physicians will present the state of the art of hyperthermic therapy. The hyperthermia facility at the Schlossberg Clinic will be the seventh BSD 2000 based deep regional hyperthermia treatment facility in the state of Bavaria alone.

        Treating GYN cancer with BSD systems has been of particular interest since the conclusion of a Phase-III European trial that showed a nearly doubled rate of survival rate for advanced cervical cancer patients treated with the BSD-2000 in combination with radiation therapy, as compared to those who received radiation alone. The Schlossberg Clinic will treat patients both in combination with chemotherapy and with radiation. The BSD-2000/3D at the Schlossberg Clinic is being received as a pilot installation, with the potential for further use of BSD systems at other centers owned by the Humaine Kliniken Group.

        BSD Medical Corporation is a leading developer of microwave and radio frequency systems for thermal medicine applicable to the treatment of cancer, benign diseases and other medical conditions. BSD Medical's cancer treatment systems are used to superheat and kill cancer cells, and to boost the effectiveness of radiation and chemotherapy. The BSD-2000/3D employs a revolutionary annular phased array of 24 dipole radiofrequency (RF) antennae placed around the patient to focus RF energy steered in 3D on the cancer. Cancers targeted are primarily those located deep in the body, such as colorectal, bladder, ovarian and prostate cancer. For more information about BSD Medical Corp. and its systems visit www.BSDMC.com.

        Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and forecasts of potential future sales, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
        -0-                             03/02/2005
        /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
        /Web site:  http://www.bsdmc.com /